Exhibit 2.1

THIS NOTE AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

SECURED CONVERTIBLE NOTE

US$4,512,268	June 18, 2009

Subject to the terms and conditions of this Note, for good and valuable consideration received, GTC BIOTHERAPEUTICS, INC., a Massachusetts corporation (the “Company”), promises to pay to LFB BIOTECHNOLOGIES, a société par actions simplifiée established under the laws of France (the “Holder”), the principal amount of four million five hundred twelve thousand two hundred sixty-eight dollars (US$4,512,268), plus interest which shall accrue at the rate of ten and eight tenths percent (10.8%) per annum on the unpaid principal from the date of this Note until January 1, 2012 (the “Maturity Date”) or until the full amount of principal and accrued interest under this Note is earlier paid, or until the full amount of principal is converted, under the terms hereof. The Company hereby acknowledges that a portion of this note in the principal amount of $512,268 represents a portion of the Company’s share of common program expenses for 2008 under that certain Amended and Restated Joint Development and Commercialization Agreement dated June 30, 2008, and has been funded to the Company prior to the date hereof. The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Payment

1.1. Principal & Interest. Interest on the unpaid principal balance of this Note, from the date hereof through and including the dates of payment, shall accrue at a fixed interest rate of ten and eighty hundredths (10.8%) per annum. The Company shall pay to the Holder, in lawful money of the United States, in accordance with the amortization scheduled attached hereto as Annex I, as follows: an installment of principal and interest in the amount of $203,783.20, on October 1, 2009, to be followed by twenty-six (26) consecutive monthly installments of principal and interest commencing November 1, 2009 and continuing on the first day of each month thereafter through and including December 1, 2011, in the amount of $61,646.76, together with a final installment in the amount of any and all remaining outstanding principal and interest (i.e. $3,907,421.28), and all other amounts outstanding, on January 1, 2012. If at any time the principal balance of this Note shall be paid in full pursuant to the terms hereof, then all accrued interest shall be payable at the time of such principal payment. Notwithstanding anything herein to the contrary, if the principal balance of this Note shall be converted pursuant to Section 2 below on or before the Shareholder Approval Deadline (as defined in that certain

Securities Purchase Agreement dated as of the date hereof by and between the Company and the Holder (as may hereafter be amended, restated, supplemented or modified from time to time, the “Purchase Agreement”)), no interest shall be payable hereunder.

1.2. Payment. All payments of principal and interest under this Note will be made by wire transfer of immediately available funds in accordance with the wire transfer instructions of Holder provided to the Company.

1.3. Prepayment. This Note may not be prepaid without the written consent of the Holder.

2. Automatic Conversion. Following receipt Shareholder Approval (as defined in the Purchase Agreement) on or before the Shareholder Approval Deadline, on the First Closing Date (as defined in the Purchase Agreement), the principal amount of this Note will automatically convert in accordance with this Section 2 into shares of Series E-1 10% Convertible Preferred Stock of the Company, par value $0.01 per share (“Series E-1 Preferred Stock”), as follows:

2.1. Conversion Price. On the First Closing Date, the outstanding principal balance of this Note will be automatically converted, in whole, into fully paid and non-assessable shares of the Company’s Series E-1 Preferred Stock, at a conversion price per share equal to the quotient obtained by dividing (i) the outstanding principal balance of this Note by (ii) $1,000.00, subject to adjustment as set forth herein (the “Conversion Price”).

2.2. Mechanics of Conversion. On the First Closing Date this Note shall be deemed to have been converted and a certificate or certificates for shares of Series E-1 Preferred Stock shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes as of the First Closing Date. Upon such conversion of this Note in full, this Note shall no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate on such conversion date, except only the right of the Holder to receive the shares of Series E-1 Preferred Stock to which it is entitled as a result of the conversion.

2.3. Fractional Shares. No fractional shares of Series E-1 Preferred Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the total number of shares issuable upon conversion shall be rounded up to the nearest whole number, with such portion of the Series E-1 Purchase Amount (as defined in the Purchase Agreement) as shall be necessary to effect the purchase of such whole share to be deemed to have been applied to such purchase.

2.4. Subdivision or Combination of Series E-1 Preferred Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Series E-1 Preferred Stock, into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Series E-1 Preferred Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

2.5. Notice of Adjustment to Conversion Price. Upon any adjustment or other change relating to the Conversion Price or the securities issuable upon the conversion of this Note, then, and in each such case, the Company shall give written notice thereof, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease in the number or other denominations of securities issuable at such price upon the conversion of this Note setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

2.6. Reservation of Shares. The Company covenants that it will at all times until this Note is paid in full under the terms hereof reserve and keep available (i) out of its authorized and unissued Series E-1 Preferred Stock, solely for the purpose of issue upon conversion of this Note, such number of shares of Series E-1 Preferred Stock as shall then be issuable upon the conversion of this Note, and (ii) out of its authorized and unissued common stock, $0.01 par value per share (the “Common Stock”), the number of shares of Common Stock necessary for conversion of such shares of Series E-1 Preferred Stock into underlying Common Stock.

2.7. Unregistered Securities. The shares of Series E-1 Preferred Stock issued and sold upon conversion of this Note shall be unregistered under the Securities Act of 1933, as amended.

3. Security Documents. This Note is being issued subject to the terms and conditions of the Purchase Agreement and is the “2009 Convertible Note” referred to in that certain Loan Agreement dated as of the date hereof (as may hereafter be amended, restated, supplemented or modified from time to time, the “Loan Agreement”), and is secured by an Amended and Restated Security Agreement dated the date hereof (as may be amended, restated, supplemented or modified from time to time, the “Master Security Agreement”) and a Second Mortgage, Security Agreement and Fixture Filing dated December 22, 2008, as amended by that certain Amendment to Mortgage, Security Agreement and Fixture Filing dated as of the date hereof (as so amended and as may hereafter be amended, restated, supplemented or modified from time to time, the “Mortgage”), each from the Company to the Holder and, together with any other security agreements, pledge agreements, mortgages, schedules or other collateral documents delivered by the Company to the Holder from time to time to secure the obligations hereunder (as may be amended, restated, supplemented or modified from time to time, each a “Security Document”).

4. Events of Default. Time is of the essence hereof. If any installment or any other sum due under this Note, the Loan Agreement or any Security Document is not received within ten (10) days after its due date, the Borrower agrees to pay, in addition to the amount of each such installment or other sum, a late payment charge of five percent (5%) of the amount of said installment or other sum, but not exceeding any lawful maximum. If (i) Borrower fails to make payment of any amount due hereunder within ten (10) days after the same becomes due and payable; or (ii) Borrower is in default under, or fails to perform under any term or condition contained in the Loan Agreement, the Purchase Agreement or any Security Document (other than those in Section 7(a)(viii), (x) or (xi) of the Master Security Agreement) (beyond any applicable grace period), then the entire principal sum remaining unpaid, together with all accrued interest thereon and any other sum payable under this Note, the Loan Agreement or any Security Document, at the election of Lender, shall immediately become due and payable, with interest thereon at the lesser of eighteen percent (18%) per annum or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid (both before and after any judgment). If Borrower is in default under, or fails to perform under any term or condition under Section 7(a)(viii), (x) or (xi) of the Master Security Agreement, then this Note, the Loan Agreement, and all Security Documents shall immediately become due and payable, without notice.

5. Rights of Action; Remedies. All rights of action with respect to this Note are vested in the Holder, and the Holder may enforce against the Company its right to convert this Note for Series E-1 Preferred Stock in the manner provided in this Note. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Note are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

6. Successors and Assigns. This Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the holder of this Note, and their respective successors and permitted assigns.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Holder.

8. Notices. Any notice, request or other communication required or permitted hereunder will be in writing and shall be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) upon receipt, when sent via a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. Any party hereto may by notice so given change its address for future notice hereunder. Notice will conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and will be deemed to have been received when delivered.

9. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the Commonwealth of Massachusetts, United States of America, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Commonwealth of Massachusetts.

10. Headings; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Note to be issued on the date first written above.

HOLDER		COMPANY

LFB BIOTECHNOLOGIES S.A.S.		GTC BIOTHERAPEUTICS, INC.

By:	/s/ Max Berger	By:	/s/ John B. Green
	Max Berger, Director of Legal Affairs, for and on behalf of Christian Bechon, President Directeur General, by Power of Attorney dated June 18, 2009		John B. Green
Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Secured Convertible Note]

Annex I

Amortization Schedule